Exhibit 10.58

October 4, 2007

Caroline Dorsa

Revised Offer Letter

Dear Caroline,

Gilead Sciences, Inc. is pleased to offer you the position of Chief Financial Officer reporting directly to me. We are very excited about the possibility of you joining Gilead in a key leadership role, and we look forward to the prospect of working with you. The following outlines the specific terms of our offer:

Base salary:	$500,000
Stock options:	100,000
Sign-on bonus:	$250,000
Performance-based restricted shares:	24,000
Target Bonus:	40%
Mortgage Subsidy:	$190,000

Offer Details:

•	Your salary on an annualized basis will be $500,000, less taxes, payable twice a month.

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The Compensation Committee of the Board of Directors has approved extending you an option to purchase 100,000 shares of Gilead Sciences Common Stock. Your options will have an exercise price equal to the fair market value of Gilead common stock at the time of the option grant. Your options will be granted at the next Compensation Committee meeting following your date of employment at Gilead. You will be notified of the details after the options have been granted. These options are subject to a five-year vesting provision; i.e., 20% of the total number of shares vest one year after the option grant date and the remaining 80% vest in 5% installments every quarter in years two through five. Following this initial grant, you will be eligible to participate in Gilead’s stock option program under which you will be considered for annual grants based on your performance. To be eligible for merit stock option grants for the performance year in which you are hired, you must be employed by June 30th. Therefore, you will be eligible to participate in Gilead’s stock option program in Q’1 2009.

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You will be paid an employment bonus of $250,000, less taxes. This bonus will be reflected on your first payroll check subsequent to your start date at Gilead. In the event that your employment terminates within two years of your start date, you will be required to repay all or a portion of this bonus to Gilead, provided, however, that no repayment shall be required if your termination is a “Termination of Employment” described in Section IV(a)(i) of the Gilead Severance Plan (as amended and restated January 1, 2005)(the “Severance Plan”), which Severance Plan is incorporated by reference herein. In the event of your voluntary termination, you will be required to repay this amount within 90 days of the termination date.

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Gilead will grant you an award of 24,000 shares of performance-based restricted common stock of Gilead pursuant to the 2004 Equity Incentive Plan. Three vesting Milestones will be determined within the first 30 days of your employment. If fewer than all three vesting events occur before the fifth anniversary of your start date, any unvested restricted stock as of that date will be forfeited. In addition, if you cease Continuous Active Service (as defined in the 2004 Equity Incentive Plan) for a reason other than death, disability (as defined in Section 22(e)(3) of the Internal Revenue Code) or a Change in Control (as defined in the 2004 Equity Incentive Plan) before the date on which either of the three vesting events occurs or before the fifth anniversary of your start date, whichever is earlier, any unvested restricted stock as of the date your Continuous Active Service ceases will be forfeited. You will be provided with a Restricted Stock Award Agreement which contains further details related to your restricted stock.

Caroline Dorsa

October 4, 2007

Within 30 days of the date of grant, you may make a “Section 83(b) election” to include in gross income, for federal income tax purposes, an amount equal to the fair market value of the restricted stock on the date of grant.

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You will be eligible to participate in an annual cash bonus program based on individual and company performance. Your target bonus is 40% of annual salary, less taxes. The actual payout can range from 0% to 150% of this target, based on your performance against your annual goals and objectives, as well as the company’s overall performance. This bonus will not be prorated for 2007.

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The Company will provide a mortgage subsidy to assist you when purchasing a home in a significantly higher cost housing area compared to your previous lower cost housing area. The subsidy is an amount of money to be used only to help you purchase a home in the new location by reducing the mortgage’s interest rate for a period of time so that you can ease into the higher cost area. You cannot use the mortgage subsidy for any purpose other than to reduce (temporarily) the interest rate on your loan. In order to be most tax advantageous to you, we will allow you to configure this subsidy in any manner you choose, provided it follows a reducing schedule and all legal guidelines set forth by SIRVA mortgage. The mortgage subsidy is provided exclusively through SIRVA Mortgage for up to five years. The annual distribution is set on a reducing scale and the total subsidy amount is capped at $190,000.00. If for any reason you are unable to take advantage of the full $190,000.00, the company will pay you the difference net, in the payroll cycle immediately following this event.

•	You will receive $4000.00 net per month for up to six months, or until you current home sale is final, whichever comes first.

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We will provide you with up to 90 days of temporary accommodations in a fully furnished corporate apartment. Gilead and its relocation vendors will assist you with the selection and billing for these accommodations.

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You will receive a moving allowance of up to $30,000 payable against receipts. This moving allowance is intended to relocate your household goods to California utilizing the company-contracted carrier. If the moving costs are higher than provided for in this letter, approval for covering these additional costs will not be unreasonably withheld.

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Gilead will enroll you in their home marketing service, Buyer Value Option (BVO) Program, administered by our relocation vendor, SIRVA Relocation. All non-recurring transaction costs in connection with the sale of your current home and purchase of a new home will be covered by Gilead, through SIRVA Relocation. This includes the real estate commission, typical seller closing costs, typical purchase closing costs, and up to one mortgage “point” associated with the purchase of a new home. Please see the attached summary of our Relocation Program for further details. A complete policy will be provided to you by SIRVA Relocation.

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You will be provided a lump sum of $20,000 (grossed up) for miscellaneous relocation expenses within the first week of your employment. This is intended to cover items such as rental car, auto license and registration, lease termination and utility hook ups. If your miscellaneous expenses are higher than provided for in this letter, approval for covering these additional costs will not be unreasonably withheld. Please retain all receipts for documentation of these expenses.

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Gilead Sciences will adjust certain relocation expenses to help offset the tax liability that may occur as a result of federal and state tax regulations. The Company tax gross up will be based on your annualized base pay plus normal target incentive, or bonuses ONLY, excluding such one-time payments as stock options, deferred compensation, etc. Gilead Sciences will not include in its calculations any income from any outside sources, like spousal or outside income.

Caroline Dorsa

October 4, 2007

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The cash amount of this relocation package including, but not limited to, any moving allowance, temporary housing costs, transaction costs, and lump sums accepted by you is due and payable to Gilead 90 days after your last date of employment if your employment should terminate for any reason within two years of your employment date, unless such termination is the result of a merger or acquisition of Gilead.

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Gilead provides a comprehensive company-paid benefits package including health, dental, vision, life insurance, and long-term disability insurance plans. You are eligible for health and welfare benefits if you are a full-time employee working 30 hours or more (unless otherwise specified). You will need to enroll for medical or dental/vision within 31 days of your hire date, or you will not be eligible to enroll until the next open enrollment, unless you have a qualifying life event. Upon completion of enrollment, your coverage begins on your date of hire.

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For your information, we have enclosed a Benefits Summary outlining Gilead’s benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. Please note that, as an executive, you will not accrue PTO but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation.

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At the next enrollment date, you will be eligible to participate in our Employee Stock Purchase Plan that offers you the opportunity to use up to 15% of your annual salary, to the IRS maximum, through payroll deductions to purchase Gilead Common Stock at 85% of the market price at the date of enrollment or purchase. ESPP enrollment dates occur at the end of each quarter. Additionally, we offer a 401(k) plan, which provides you with the opportunity for pre-tax long-term savings by deferring from 1-60% of your annual salary, subject to IRS maximums. Gilead will match 50% of up to 6% of your contributions to the plan. The maximum Company contribution is $3,500 per year. More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.

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You will abide by Gilead Sciences’ strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Upon starting employment with Gilead Sciences, you will be required to sign Gilead Sciences’ Confidentiality and Proprietary Inventions Agreement for Employees indicating your agreement with this policy.

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You will also be required to sign the Employment Eligibility Verification (Form I-9). (You will need to complete and return section one of the I-9 Form along with your signed offer letter). On your first day of employment, please bring the necessary documents that establish your identity and employment eligibility.

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You agree by signing below that the Company has made no other promises other than what is outlined in this letter. It contains the entire offer the Company is making to you. Our agreement can only be modified by written agreement signed by you and the Company’s Representative. You also agree that should you accept a position at Gilead Sciences, the employment relationship is based on the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice. You should also note that the Company may modify wages and benefits from time to time at its discretion.

This offer of employment is effective until October 12, 2007. The offer is also contingent upon successful background and reference checks. There are two originals of this letter enclosed.

Caroline Dorsa

October 4, 2007

If all of the foregoing is satisfactory, please sign and date each original and return one to me by October 12, 2007 in the enclosed envelope, keeping the other original for yourself. Please also complete the following enclosed forms and mail them back with your signed offer letter:

•	I-9 Form

•	W-4 Form

•	Personal Data Sheet

Caroline, we look forward to your joining the senior leadership team at Gilead Sciences.

Sincerely,

/s/ John F. Milligan
John F. Milligan Chief Operating Officer

Foregoing terms and conditions hereby accepted:

Signed	/s/ Caroline Dorsa

Date October 6, 2007

Intended Start Date November 5, 2007